Exhibit 99.1

July 25, 1996                                Mark L. Pulaski
                                             (717)231-5702

       KEYSTONE FINANCIAL ANNOUNCES 3-FOR-2 STOCK SPLIT,
            DECLARES REGULAR QUARTERLY CASH DIVIDEND

     HARRISBURG, PA, July 25 -- Keystone Financial, Inc., (NASDAQ:
NM:KSTN), Pennsylvania's fifth largest bank holding company, today announced a 3-for-2 stock split and declared a regular cash dividend. The stock split, in the form of a 50 percent stock dividend, is payable on August 23, 1996, to shareholders of record as of August 6, 1996. A cash payment will be made in lieu of the issuance of fractional shares. Following the split, the company will have approximately 38 million shares outstanding.
     A regular quarterly cash dividend of 36 cents per share was also declared, which adjusted for the split is equal to 24 cents per share. The dividend is payable October 20, 1996, to shareholders of record on October 9, 1996.
     "We are pleased with our operating performance and are optimistic that the strategies we are pursuing will continue to add value. The dividend and stock split are evidence of our desire to continue to enhance our shareholders' investment," Carl L.
Campbell, president and chief executive officer said. "The benefits of the split should include an increased attractiveness and availability of our stock in the marketplace," he concluded.
     Keystone recently reported record second quarter and year-to-date results. Second quarter net income increased to $17,733,000, or 70 cents per share, from $15,021,000 or 64 cents per share for the same period in 1995. Net income for the six month period rose to $34,590,000, or $1.37 per share from $29,677,000 or $1.27 per share, a gain in earnings per share of eight percent. Reported earnings per share do not reflect the impact of the stock split.
     Keystone Financial has five member banks -- Pennsylvania
National Bank, Pottsville; Northern Central Bank, Williamsport;
Mid-State Bank, Altoona; Frankford Bank, Horsham; and  American
Trust Bank N.A.,Cumberland, MD; which together operate 154 offices in Pennsylvania, Maryland and West Virginia. Keystone also operates several non-banking companies providing specialized services including Keystone Financial Mortgage Company, Lancaster,
PA; Martindale Andres & Co., (asset management firm), West
Conshohocken, PA ; and Keystone Financial Dealer Center,
Williamsport, PA.